Exhibit 1

BRF announces expiration and final results of its cash tender offers for its 5.875% Senior Notes due 2022, 2.750% Senior Notes due 2022 and 3.95% Senior Notes due 2023

São Paulo, Brazil – September 21, 2020 – BRF S.A. (“BRF”) today announces the expiration and final results of its previously announced offers to purchase for cash any and all of the outstanding 5.875% Senior Notes due 2022 (the “2022 Notes”) issued by BRF (the “2022 Notes Offer”), 2.750% Senior Notes due 2022 (the “Euro Notes”) issued by BRF (the “Euro Notes Offer”) and 3.95% Senior Notes due 2023 (“2023 Notes” and, together with the 2022 Notes and the Euro Notes, the “Notes”) issued by BRF (the “2023 Notes Offer” and, together with the 2022 Notes Offer and the Euro Notes Offer, the “Any and All Offers”). The Any and All Offers were made upon the terms and subject to the conditions set forth in the offer to purchase dated September 14, 2020 (the “Offer to Purchase”). This press release is qualified in its entirety by the Offer to Purchase.

As of 8:30 a.m. (New York City time) on September 21, 2020 (the “Any and All Offers Expiration Date”), according to information received from D.F. King & Co., Inc., the information and tender agent for the Any and All Offers, (i) U.S.$11,194,000, or approximately 13.63% of the principal amount outstanding, of the 2022 Notes was validly tendered, and not validly withdrawn, (ii) €39,048,000, or approximately 18.98% of the principal amount outstanding, of the Euro Notes was validly tendered, and not validly withdrawn and (iii) U.S.$51,389,000, or approximately 18.00% of the principal amount outstanding, of the 2023 Notes was validly tendered, and not validly withdrawn. The following table sets forth the principal amount of the 2022 Notes, Euro Notes and 2023 Notes validly tendered and the principal amount BRF has accepted for purchase on the settlement date for the Any and All Offers, which is expected to be September 24, 2020 (the “Any and All Offers Settlement Date”).

Title of Security	Security Identifiers	Principal Amount Outstanding Prior to Any and All Offers	Principal Amount Validly Tendered and Not Validly Withdrawn Prior to Any and All Offers Expiration Date(1)
5.875% Senior Notes due 2022	CUSIP Nos.: 10552T AA5/ P1905CAA8 ISINs: US10552TAA51/ USP1905CAA82	U.S.$82,122,000	U.S.$11,194,000
2.750% Senior Notes due 2022	ISINs: XS1242327325/ XS1242327168 Common Codes: 124232732/124232716	€205,720,000	€39,048,000
3.95% Senior Notes due 2023	CUSIP Nos.: 10552T AE7/ P1905CAD2 ISINs: US10552TAE73/ USP1905CAD22	U.S.$285,422,000	U.S.$51,389,000

(1)	As reported by D.F. King & Co., Inc., the information and tender agent for the Any and All Offers as of the Any and All Offers Expiration Date.

The deadline for holders of Notes to tender their Notes in the Any and All Offers was the Any and All Offers Expiration Date. Accordingly, Notes that have been validly tendered and not validly withdrawn may not be withdrawn or such tenders revoked, except as required by applicable law.

Holders of 2022 Notes who (i) validly tendered and did not validly withdraw their 2022 Notes on or prior to the Any and All Offers Expiration Date or (ii) delivered a properly completed and duly executed Notice of Guaranteed Delivery (as defined in the Offer to Purchase) and other required documents pursuant to the Guaranteed Delivery Procedures (as defined in the Offer to Purchase) on or prior to the Any and All Offers Expiration Date and tender their 2022 Notes on or prior to the Guaranteed Delivery Date (as defined in the Offer to Purchase) will be eligible to receive the total consideration of U.S.$1,060.00 per U.S.$1,000 principal amount of 2022 Notes tendered (the “2022 Notes Total Consideration”).

Holders of Euro Notes who (i) validly tendered and did not validly withdraw their Euro Notes on or prior to the Any and All Offers Expiration Date or (ii) delivered a properly completed and duly executed Notice of Guaranteed Delivery and other required documents pursuant to the Guaranteed Delivery Procedures on or prior to the Any and All Offers Expiration Date and tender their Euro Notes on or prior to the Guaranteed Delivery Date will be eligible to receive the total consideration of €1,024.00 per €1,000 principal amount of Euro Notes tendered (the “Euro Notes Total Consideration”).

Holders of 2023 Notes who (i) validly tendered and did not validly withdraw their 2023 Notes on or prior to the Any and All Offers Expiration Date or (ii) delivered a properly completed and duly executed Notice of Guaranteed Delivery and other required documents pursuant to the Guaranteed Delivery Procedures on or prior to the Any and All Offers Expiration Date and tender their 2023 Notes on or prior to the Guaranteed Delivery Date will be eligible to receive the total consideration of U.S.$1,036.50 per U.S.$1,000 principal amount of 2023 Notes tendered (the “2023 Notes Total Consideration”).

In addition to the applicable Total Consideration, holders whose Notes were validly tendered and accepted for purchase in the Any and All Offers will also receive accrued and unpaid interest from, and including, the last interest payment date to, but not including, the Any and All Offers Settlement Date.

BRF’s obligation to accept for purchase, and pay for, Notes that are validly tendered and not validly withdrawn pursuant to each Any and All Offer is conditioned upon the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Financing Condition (as defined in the Offer to Purchase). BRF has the right, in its sole discretion, to amend or terminate one or more of the Any and All Offers at any time, subject to applicable law.

BRF has retained BB Securities Limited, Banco Bradesco BBI S.A., Banco BTG Pactual S.A.—Cayman Branch, Citigroup Global Markets Inc., Itau BBA USA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and Santander Investment Securities Inc. to serve as dealer managers and D.F. King & Co., Inc. to serve as information and tender agent for the Any and All Offers. The Offer to Purchase and any related supplements are available at the D.F. King & Co., Inc. website at www.dfking.com/brf. Requests for the Offer to Purchase and any related supplements may also be directed to D.F. King & Co., Inc. by telephone at +1 (212) 269-5550 or +1 (866) 796-7184 (US toll free) or +44 (0) 20 7920-9700 or in writing at brf@dfking.com. Questions about the Any and All Offers may be directed to BB Securities Limited by telephone at +44 207 367 5800; Banco Bradesco BBI S.A. by telephone at +1 (646) 432-6643 (collect); Banco BTG Pactual S.A.—Cayman Branch by telephone at +1 (212) 293-4600 (collect) or by email at OL-DCM@btgpactual.com; Citigroup Global Markets Inc. by telephone at +1 (212) 723-6106 (toll free) or +1 (800) 558-3745 (collect); Itau BBA USA Securities, Inc. by telephone at + 1 (212) 710-6749 (collect); J.P. Morgan Securities LLC at + 1 (866) 846-2874 (toll free) or + 1 (212) 834-7279 (collect); Morgan Stanley & Co. LLC at +1 (800) 624-1808 (toll free) or + 1 (212) 761-1057 (collect); and Santander Investment Securities Inc. by telephone at +1 (855) 404-3636 (toll free) or +1 (212) 940-1442 (collect).

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer to purchase, which are being made only pursuant to the terms and conditions contained in the Offer to Purchase. The Any and All Offers are not being made to, nor will BRF accept tenders of Notes from, holders in any jurisdiction in which the Any and All Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the laws require the Any and All Offers to be made by a licensed broker or dealer, the Any and All Offers will be made by the dealer managers on behalf of BRF.

None of BRF, the information and tender agent, the dealer managers or the trustee with respect to the Notes, nor any of their respective affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the Any and All Offers. None of BRF, the information and tender agent, the dealer managers or the trustee with respect to the Notes, nor any of their respective affiliates, has authorized any person to give any information or to make any representation in connection with the Any and All Offers other than the information and representations contained in the Offer to Purchase.

Neither the U.S. Securities and Exchange Commission, any U.S. state securities commission nor any regulatory authority of any other country has approved or disapproved of the Any and All Offers, passed upon the merits or fairness of the Any and All Offers or passed upon the adequacy or accuracy of the disclosure in the Offer to Purchase.

About BRF

BRF is a sociedade anônima (corporation) organized under the laws of the Federative Republic of Brazil. BRF’s principal executive offices are located at Av. das Nações Unidas, 8501 – 1st Floor, Pinheiros, 05425-070, São Paulo, SP, Brazil, and its telephone number at this address is +55-11-2322-5000/5355/5048.

Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which are subject to risks and uncertainties. Other than statements of historical fact, information regarding activities, events and developments that BRF expects or anticipates will or may occur in the future are forward-looking statements based on management’s estimates, assumptions and projections. Many forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “intend,” “plan,” “believe, “estimate” and similar expressions. Forward-looking statements contained in this press release are predictions only and actual results could differ materially from management’s expectations due to a variety of factors, including those described the section titled “Risk Factors” in BRF’s Annual Report for fiscal year 2019 on Form 20-F. All forward-looking statements attributable to BRF are expressly qualified in their entirety by such risk factors. The forward-looking statements that BRF makes in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. BRF and the dealer managers assume no obligation to update developments of these risk factors or to announce publicly any revisions to any of the forward-looking statements that BRF makes, or to make corrections to reflect future events or developments, except as required by the U.S. federal securities laws.

DISCLAIMER

This press release must be read in conjunction with the Offer to Purchase, which contains important information. None of BRF, the dealer managers, the information and tender agent and any person who controls, or is a director, officer, employee or agent of such persons, or any affiliate of such persons, makes any recommendation as to whether holders of Notes should participate in the Any and All Offers.